Exhibit 99.1

FOR IMMEDIATE RELEASE

MagneGas Receives Final $1.0 MM Investment Installment from China Partner DDI

Tampa, Florida – October 5, 2010 – MagneGas Corporation (“MagneGas” or the “Company”) (OTC BB: MNGA), a producer of a metal working fuel and natural gas alternative made from liquid waste, announced that it received on September 30th the second and final $1.0 million investment installment from Beijing-based DDI Industry International (“DDI”). The Company has now received the full $2.0 million equity investment committed to in the original agreement.

MagneGas will employ these funds to manufacture and sell gas into the metal working market, while exploring the research and development of hydrogen separation in order to sell this broadly-applicable gas for commercial use.

“We have now closed on all of the anticipated financial milestones of our China partnership creation,” stated MagneGas President Richard Connelly. “We have received the full payment of $1.8 million for the Refinery now shipped, and we have recorded the total $2.0 million investment previously committed. We are proud to announce that we have recognized each expected capital event – on schedule and in full – and are now in a strong cash position from which to grow the now mainstream media-recognized MagneGas business.”

For full details on the DDI initiative, visit http://bit.ly/9D1p2a.

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About MagneGas Corporation (www.magnegas.com)

Founded in 2007, Tampa-based MagneGas Corporation (OTC BB: MNGA) is the producer of MagneGasTM, a natural gas alternative and metal working fuel made from liquid waste such as sewage, sludge, manure and certain industrial and oil based liquid wastes. The Company’s patented Plasma Arc FlowTM process gasifies liquid waste, creating a clean burning fuel that is essentially interchangeable with natural gas, but with lower green house gas emissions. MagneGasTM can be used for metal cutting, cooking, heating or powering bi fuel automobiles.

CONTACT:

Justin K. Davis
Vice President of Domestic Relations
MagneGas Corporation
(866) 330-MNGA (6642)
Justin.Davis@magnegas.com
www.magnegas.com

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements.  These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements.  Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.   The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

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